Exhibit 4.26.1

AMENDMENT AGREEMENT

to

General Agreement No. 1605 dated May 16, 1997

(the “General Agreement”)

and

Agreement # 127/KBI dated June 04, 2001

(the “Agreement”)

Moscow	January 12, 2004

Open Joint-Stock Company “Vimpel-Communications”, hereinafter referred to as “Contractor”, represented by its Vice-President for Finances and Administration E.A. Shmatova, acting on the basis of Power of Attorney # 412 dated January 12, 2004, on one side, and Open Joint-Stock Company “KB Impuls”, hereinafter referred to as “Customer”, the Bee Line GSM cellular radiotelephony services operator, in the person of its General Director A.V. Izosimov, acting on the basis of the Charter, on the other side, hereinafter referred to as “Parties”, have entered into this Amendment Agreement (the “Amendment”) on the following:

1.	In connection with amendments to the General Agreement and exclusion from relations thereunder of the settlements for telecom channel lease services rendered by the Contractor to the Customer, the Parties have agreed to commence settlements for channel lease services under the Agreement from the date set forth herein.

2.	The lease price of one telecom channel provided by the Contractor to the Customer, shall be the equivalent of US$600, plus US$108 of VAT. Services are paid for in respect of the telecom channels actually provided during the reported month.

3.	The Amendment becomes effective upon its execution and shall be effective throughout the term of the Agreement. The Parties agreed to apply the terms of the Amendment to the relations of the Parties occurred from January 1, 2004, onwards.

CONTRACTOR	CUSTOMER

/SIGNED/ E.A. Shmatova	/SIGNED/ A.V. Izosimov
/SEAL/	/SEAL/

/SIGNED/ Bychenkov
/SIGNED/ Kuzischin